Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PIEDMONT LITHIUM INC.

FIRST:          The name of the corporation is Piedmont Lithium Inc. (the “Corporation”).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.0001 par value per share.

FIFTH:         The Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation.  Election of directors need not be by written ballot unless and to the extent provided in the Bylaws of the Corporation.

SIXTH:        No director or officer of the Corporation shall be personally liable to the Corporation or any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or any stockholder of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation.  If the DGCL is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither the amendment or repeal of this Article SIXTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation or of any statute inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.